Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                                      Three Months Ended              Nine Months Ended
                                                      ------------------              -----------------
                                                    Sept. 30,      Sept. 30,       Sept. 30,      Sept. 30,
                                                      2004           2003            2004           2003
                                                      ----           ----            ----           ----
                                                                    (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes and
          equity in losses of affiliate .......      $63,562        $44,842        $112,030       $ 74,087

       Interest and other debt expense ........       13,554         21,571          43,860         60,398

       Interest portion of rental expense .....          189            176             566            530
                                                     -------        -------        --------       --------

       Earnings before fixed charges ..........      $77,305        $66,589        $156,456       $135,015
                                                     =======        =======        ========       ========

Fixed charges:

       Interest and other debt expense ........      $13,554        $21,571        $ 43,860       $ 60,398

       Interest portion of rental expense .....          189            176             566            530

       Capitalized interest ...................           57             81             257            866
                                                     -------        -------        --------       --------

       Total fixed charges ....................      $13,800        $21,828        $ 44,683       $ 61,794
                                                     =======        =======        ========       ========

Ratio of earnings to fixed charges ............         5.60           3.05            3.50           2.18

